EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction

Inyx Pharma, Ltd.	England and Wales

Inyx Europe, Ltd.	England and Wales

Ashton Pharmaceuticals Ltd. (wholly-owned subsidiary of Inyx Europe, Ltd.)	England and Wales

Inyx Canada, Inc.	Canada

Inyx USA, Ltd.	Isle of Man
Exaeris Inc.	Delaware